Enertopia Corporation
950-1130 West Pender Street
British Columbia, Canada V6E 4A4

CONFIDENTIAL

March 4, 2016

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Attention: XXXXX

Dear: XXXX

Re:	Letter of Intent

This Letter of Intent ("LOI") dated March 4, 2016, supersedes Letter of Intent dated February 29, 2016, shall set forth the basic terms and understanding of the recent discussions between Enertopia Corporation and/or its wholly-owned subsidiary ("Enertopia" or the “Purchaser”) and XXXXX ("XXX" or the “Seller”) (collectively, the "Parties") with regard to the acquisition (the "Acquisition") by Enertopia of a 100% interest in the business of XXX being all assets pertaining to the business of producing, manufacturing, importing/exporting, testing, researching and developing, intellectual property, inventory, all equipment, permits, files and records containing technical support and all other information and contents pertaining to the operation of the business of XXX’s vitamin/nutritional supplement products listed in Schedule A hereto (the "Business"). The parties intend this LOI to be binding and enforceable, and that it will insure the benefit of the parties and their respective successors and assigns.

1.

Purchased Assets. At the closing, the Purchaser will purchase substantially all of the assets associated with the Business, including all inventories, all intellectual property, all accounts and notes receivable, all contracts and agreements, all equipment, all legally assignable government permits, and certain documents, files and records containing technical support and other information pertaining to the operation of the Business.

2.

Assumed Liabilities. The Purchaser will assume as of the closing date only those liabilities and obligations (i) arising in connection with the operation of the Business by the Purchaser after the closing date of the Acquisition, and (ii) arising after the closing date in connection with the performance by the Purchaser of the contracts and agreements associated with the Business. For greater certainty the Purchaser will not assume any liabilities of the Business incurred prior to the closing of the Acquisition. For further clarity, the Seller will bear no responsibility whatsoever after the closing date of the Acquisition for the future operation of the Business by the Purchaser or future success or financial results or liabilities for that matter, where the Purchaser is buying the Business entirely as it is and assumes total control of its operations.

3.

Financials. The Seller will assume the responsibility for providing financials for the Purchaser with the necessary due diligence needed under the Definitive Purchase Agreement (as hereinafter defined) and in order to satisfy the Purchaser’s regulatory obligations in regards to the acquisition of the Business. Such financial statements may be required to be audited or reviewed pursuant to applicable regulatory requirements. Purchaser will pay the fees on the review of the financial statements.

4.	Marketing Plan. The Seller will assume the responsibility of providing its detailed marketing plan on all operations relating to XXX.

5.	Intellectual Property. The Seller will provide all documentation on all current and in development and future development of XXX products.

6.	Purchase Price. The purchase price will be for a total consideration of $350,000 (the "Purchase Price") payable as set forth in Section 7 below.

7.

Acquisition Structure. In accordance with the terms of a Definitive Purchase Agreement to be entered into between Purchaser and Seller (the "Definitive Purchase Agreement"), Purchaser will acquire a 100% ownership interest and operations in the Business (the "Ownership Interest") upon the signing of the Definitive Purchase Agreement. The Purchase Price shall be payable as follows:

a.	Purchaser will pay to Seller, on the date of closing of the Definitive Purchase Agreement (the "Closing Date"), the amount of $300,000 in cash;

b.	On or before six months after the closing of the Definitive Purchase Agreement Purchaser shall make a cash payment of $25,000;

c.	On or before the first anniversary of the closing of the Definitive Purchase Agreement, Purchaser shall make a final cash payment for $25,000

8.

Pre-Closing Covenants. The Parties will use their reasonable best efforts to obtain all necessary third-party and government consents (including all certificates, permits and approvals required in connection with the Sellers’ operation of the Business). The Seller will continue to operate the Business consistent with past practice. The Parties agree to prepare, negotiate and execute the Definitive Purchase Agreement which will reflect the terms set forth in this letter agreement, and will contain customary representations and warranties.

9.	Warranties.

a.	XXX warrants that it is a company duly incorporated and in good standing under the laws of the State of Delaware.

b.	XXX warrants that the Business possesses all requisite authorizations and approvals to operate lawfully in the vitamin/nutritional supplement products business sector.

10.

Indemnification. The Seller represents and warrants to the Purchaser that it will not incur any liability in connection with the consummation of the acquisition of the Business to any third party with whom the Seller or its agents have had discussions regarding the disposition of the Business, and the Seller agrees to indemnify, defend and hold harmless the Purchaser, its officers, directors, stockholders, lenders and affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims. The covenants contained in this Section 10 will survive the termination of this LOI.

11.

Definitive Purchase Agreement. Acceptance of this LOI shall be followed by the negotiation and acceptance of the Definitive Purchase Agreement which shall incorporate the terms and conditions of this LOI and such other terms, conditions, representations and warranties as are customary for transactions of this nature or as may be reasonably requested by the Parties including provisions relating to the transfer, sale or other disposition of an ownership interest by a Party and governance and operation of the Business. This LOI does not set forth all of the matters upon which agreement must be reached in order for the proposed transaction to be consummated.

12.	Transition Training. The Definitive Purchase Agreement will provide for the implementation of transition training/handover period for up to ninety (90) days for a certain consultant of XXX.

13.

Non-compete Agreement. XXX agrees as a part of the Definitive Purchase Agreement, the authorized partners will permanently restrict into infinity the continued use of the private label vitamin supplement brands marketed by the business and further restrict for two years the supplier of these private label vitamin supplement branded products from providing any product to the Seller and/or authorized partners.

14.	Binding Nature. It is understood that the execution of this LOI will create legal obligations and liabilities of the Parties.

15.

Conditions to Obligation. The Purchaser and the Seller will be obligated to consummate the acquisition of the Business unless the Purchaser has failed to obtain, despite the parties' reasonable best efforts, all certificates, permits, financing and approvals that are required in connection with Purchaser's operation of the Business.

16.	Conditions Precedent. Execution of the Definitive Purchase Agreement shall be conditional upon:

a.

Due Diligence. Completion of a satisfactory due diligence review by each of Enertopia and XXX which due diligence review shall be completed or this condition waived on or before execution of the Definitive Purchase Agreement; and

b.	Board Approval. Approval by the board of directors of Enertopia prior to execution of the Definitive Purchase Agreement.

17.

Exclusive Dealing. During the period commencing on the closing date, March 9, 2016, of this LOI until April 15, 2016 (the "Exclusivity Period"), the Seller will not enter into any agreement, discussion, or negotiation with, or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from, any other corporation, fire or other person with respect to (a) the possible disposition of a material portion of the Business, or (b) any business combination involving the Business, whether by way of merger, consolidation, share exchange or other transaction. Exclusivity period may be extended for an additional 15 days by the Purchaser pending financial review completion.

18.

Expenses. Each Party shall be responsible for such Party's own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date of this LOI and all legal and accounting fees and disbursements relating to preparing the Agreement or otherwise relating to the Acquisition.

19.

Access to Information. Upon acceptance of this LOI and until the earlier of completion of the Transaction or the Termination Date, each of Enertopia and XXX will allow the other and their authorized representatives, including legal counsel and consultants, full, free and unfettered access to all information, books or records of such party including, but not limited to, all existing data regarding the Business in the possession of XXX, for the purpose of the transactions contemplated herein. Each of Enertopia and XXX agree that all information and documents so obtained will be kept confidential and the contents thereof will not be disclosed to any person without the prior written consent of the other, all as further set out in Section 20 hereof, provided however, that XXX acknowledges that Enertopia has certain disclosure obligations pursuant to securities regulatory requirements and the policies of the Canadian Securities Exchange.

20.	Confidentiality.

a.

Each of Enertopia and XXX acknowledge that each will be providing to the other information that is non-public, confidential, and proprietary in nature (the "Confidential Information"). Each of Enertopia and XXX (and their respective affiliates, representative, agents and employees) will keep the Confidential Information confidential and will not, except as otherwise provided below, disclose such information or use such information for any purpose other than for negotiation of the Definitive Agreement and the evaluation and consummation of the Acquisition provided however that this provision shall not apply to information that: (i) becomes generally available to the public absent any breach of this provision; (ii) was available on a non-confidential basis to a Party prior to its disclosure pursuant to this LOI; or (iii) becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential.

b.

Each Party hereto agrees that it will not make any public disclosure except in the case of regulatory compliance due to the public reporting requirements for the existence of this LOI or of any of its terms without first advising the other party of the proposed disclosure, unless such disclosure is required by applicable law or regulation, and in any event the Party contemplating disclosure will inform the other Party of and obtain its consent to the form and content of such disclosure, which consent shall not be unreasonably withheld or delayed.

c.

Each Party hereto agrees that immediately upon any discontinuance of activities by either party such that the Transaction will not be consummated, each Party will return to the other all Confidential Information.

21.

Conduct of Business. During the period during which this LOI remains in effect, XXX will conduct its business in a reasonable and prudent manner in accordance with past practices, preserve its existing business organization and relationships, preserve and protect its properties and conduct its business in compliance with all applicable laws and regulations.

22.

Termination. In the event that this LOI is not superseded by the Agreement on or before April 15, 2016, or such other date the Parties may agree to, the terms of this LOI will be of no further force or effect except for Section 18 and 20.

23.

Governing Law. This LOI shall be construed in all respects under and be subject to the laws of the State of Nevada and the laws of the United States applicable therein which are applicable to agreements entered into and performed within the state of Nevada.

24.

Execution. This LOI may be executed in one or more counterparts and a facsimile or PDF counterpart of this LOI bearing the signature of a Party hereto shall be effective for all purposes and binding on each Party hereto.

If you are in agreement with the foregoing, please confirm that this letter accurately sets forth your understanding of the terms of the proposed Acquisition and the other matters set forth herein, by signing a copy of this letter below and returning it to us prior to 5:00 p.m. (Pacific Standard Time) on March 9, 2016 failing which this letter will be null and void.

Yours very truly,

ENERTOPIA CORPORATION

Per:
Authorized Signatory

THIS LETTER OF INTENT is hereby accepted on the terms and conditions set forth herein this 9th day of March, 2016:

XXXXX

Per:
Authorized Signatory

Per:
Authorized Signatory

Schedule A

All assets pertaining to XXXXX plus any other products under development, including but not limited to the following:

INVENTORY
All XXXXX inventory

FURNITURE/FIXTURES & EQUIPMENT
Website

Domains
Need complete list

PRODUCTS
Includes all current products listed plus all products under development itemized under the Definitive
Purchase Agreement.

INTELLECTUAL PROPERTY
Need complete list of trademarks if any
Patent applications if any
Formulations
Marketing plan if any
Trademarks & design if any
Domains + Social Media Properties
Proprietary Software if any

Existing customers + emails
-All current XXXXX customers
-All emails in database (existing customers + prospects) if any